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                                                                    EXHIBIT 99.1

[CORRECTIONS CORPORATION OF AMERICA LOGO]


CONTACT:  KARIN DEMLER, (615) 263-3005


                  CORRECTIONS CORPORATION OF AMERICA ANNOUNCES
                       PRICING OF OFFERING OF COMMON STOCK

Nashville, Tenn., May 2, 2003 - Corrections Corporation of America (NYSE: CXW) today announced the public offering of 7,600,000 shares of common stock at a price of $19.50 per share. Of the 7,600,000 shares offered, 6,400,000 shares are being sold by the Company and 1,200,000 shares are being sold by a selling stockholder. The underwriters also have a 30-day over-allotment option to purchase up to 1,140,000 additional shares of common stock from the selling stockholder.

Corrections Corporation of America intends to use its net proceeds from the sale of common stock and its concurrent senior notes offering for the following purposes:

(i) To finance the purchase price of up to 4,204,947 shares (of which 3,741,297 shares have been tendered and not withdrawn as of May 1,
         2003) of the Company's Series B Preferred Stock pursuant to a tender offer made by the Company at a price per share of $26.00, net to the seller;

(ii) To finance the redemption price of 4,000,000 shares of the Company's Series A Preferred Stock which are expected to be called for redemption following consummation of the offerings;

(iii) To finance the repurchase of 3,362,899 shares of common stock to be issued upon conversion of the Company's outstanding $40 million convertible notes and to pay accrued interest on those notes to the date of purchase; and

(iv) To repay a portion of the borrowings outstanding under the term loan portion of the Company's Senior Credit Facility.

The common stock offering is being underwritten by Lehman Brothers Inc., UBS Warburg LLC, SG Cowen Securities Corporation, First Analysis Securities Corporation, BB&T Capital Markets and Morgan Joseph & Co., Inc.

Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island, Edgewood, New York 11717, or by calling 631-254-7106.


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This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company.

Forward-Looking Statements

The foregoing statements regarding Corrections Corporation of America's intentions with respect to the contemplated offerings and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Corrections Corporation of America's ability to complete the offerings and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the public capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.